Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUINTANA ENERGY SERVICES INC.

(a Delaware corporation)

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

Quintana Energy Services Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. The Corporation was originally incorporated as Quintana Energy Services, Inc., a Delaware corporation, on April 13, 2017.

2. The Corporation changed its name to Quintana Energy Services Inc. pursuant to an amendment to the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on April 24, 2017.

3. [Reserved.]

4. The effective date and time of this Amended and Restated Certificate of Incorporation (this “Certificate”) shall be 8:07 a.m. EST on February 13, 2018.

5. Pursuant to Sections 103, 228, 242 and 245 of the DGCL, this Certificate restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

6. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the Corporation is Quintana Energy Services Inc.

ARTICLE TWO

The address of the registered office of the Corporation in the State of Delaware is 1675 South State Street, Suite B, Dover, Delaware 19901, County of Kent. The name of the Corporation’s registered agent at such address is Capitol Services, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

ARTICLE FOUR

4.1 General.

(a) The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 160,000,000 shares, of which (i) 150,000,000 shares shall be shares of common stock, par value of one cent ($0.01) per share (the “Common Stock”) and (ii) 10,000,000 shares shall be shares of preferred stock, par value of one cent ($0.01) per share (the “Preferred Stock”).

(b) The Corporation may purchase, directly or indirectly, its own shares to the extent that may be allowed by law.

4.2 Preferred Stock.

(a) Subject to the rights of any series of the Preferred Stock, if any, then outstanding, authority is hereby expressly vested in the board of directors of the Corporation (the “Board”) to establish and authorize the issuance of the Preferred Stock from time to time in one or more series and, with respect to each series of the Preferred Stock, to fix and determine by resolution or resolutions, in the manner provided for by law, the number of shares to constitute the series and the voting powers, designation, preferences, rights and qualifications, limitations or restrictions of the shares of any series so established.

(b) The Board may decrease the number of shares designated for any existing series of the Preferred Stock; provided that the Board may not decrease the number of shares within a series below the number of shares within such series of the Preferred Stock then outstanding.

(c) Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends on such share shall accumulate and other details which, because of the passage of time, are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.

4.3 Common Stock.

(a) Except as otherwise required by law or this Certificate, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such stockholder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of the stockholders of the Corporation. Except as may be otherwise provided in this Certificate or by law, the Common Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. All shares of Common Stock, when duly issued, shall be fully paid and nonassessable. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for the exercise of options or warrants or conversion of any authorized convertible securities) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally on the election of directors, voting as a single class, irrespective of Section 242(b)(2) of the DGCL, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor. Cumulative voting of any shares of capital stock having voting rights is prohibited.

(b) Subject to the preferential rights and participation rights of the outstanding Preferred Stock, if any, or any class or series thereof, with respect to dividends, the holders of shares of Common Stock shall be entitled to receive, when, as, and if declared by the Board, out of the assets of the Corporation which are by law available for payment of dividends, dividends payable either in cash, in property, or in shares of capital stock; provided, that, the Corporation shall not pay dividends or make distributions to any holders of any class of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock regardless of class. In the event that such dividend is paid in the form of shares of Common Stock, holders of Common Stock shall receive Common Stock.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, or any class or series thereof, and subject to the right of participation, if any, of the holders of shares of Preferred Stock of any dividends, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably, in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (c), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

4.4 Preemptive Rights. Ownership of shares of any class of capital stock of the Corporation shall not entitle the holders thereof to any preemptive rights to subscribe for or purchase or to have offered to them for subscription or purchase any additional shares of capital stock of any class of the Corporation or any securities convertible into any class of capital stock of the Corporation, whether now or hereafter authorized, however acquired, issued or sold by the Corporation, it being the purpose and intent hereof that the Board shall have the full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of capital stock of the Corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the Corporation, for such consideration, in money or property, as the Board in its sole discretion may determine.

ARTICLE FIVE

5.1 Number of Directors. The business and affairs of the Corporation shall be managed by and under the direction of the Board. The total number of directors constituting the Board shall be fixed by the Board by a resolution adopted by a majority of the members of the Board serving at the time of such vote. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.2 Classes of Directors.

(a) Until the first date on which Archer Holdco LLC, a Texas limited liability company (“Archer”), Quintana Energy Partners, L.P. (“QEP LP”), Quintana Energy Fund—TE, LP (“TE Fund”), Quintana Energy Fund—FI, LP (“Fund FI”, and together with QEP LP and TE Fund, the “Quintana Funds”), Robertson QES Investment LLC, a Delaware limited liability company (“Robertson”) and Geveran Blocker, LLC, a Delaware limited liability company (“Geveran”, and each of Archer, the Quintana Funds and Robertson, individually, a “Principal Stockholder” and together, the “Principal Stockholders”) no longer individually or collectively beneficially own (or otherwise have the right to direct the vote of) more than 50% of the outstanding shares of Common Stock (the “Trigger Date”), the directors, other than those who are elected by the holders of Preferred Stock, if any, shall consist of a single class with an initial term in office to expire at the 2019 annual meeting of stockholders, and each director shall hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

(b) On and after the Trigger Date, the directors, other than those who may be elected by the holders of Preferred Stock, if any, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the initial term of office of the first class to expire at the first annual meeting of stockholders following the Trigger Date, the initial term of the second class to expire at the second annual meeting of stockholders following the Trigger Date, and the initial term of office for the third class to expire at the third annual meeting of stockholders following the Trigger Date, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal, and the Board shall be authorized to assign members of the Board, other than those directors who may be elected by the holders of Preferred Stock, if any, to such classes at the time such classification becomes effective. At each annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal.

5.3 Removal.

(a) Until the Trigger Date, subject to the rights of any series of Preferred Stock, if any, no director of any class of directors of the Corporation shall be removed except for cause and by an affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote generally on the election of directors, acting at a meeting of the stockholders in accordance with the DGCL, this Certificate and the Bylaws of the Corporation.

(b) On an after the Trigger Date, subject to the rights of the holders of shares of Preferred Stock, if any, to elect additional directors pursuant to this Certificate, any director may be removed only for cause, upon the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of Common Stock of the Corporation entitled to vote generally for the election of directors, acting at a meeting of the stockholders or by written consent (if permitted) in accordance with the DGCL, this Certificate and the Bylaws of the Corporation. Except as applicable law otherwise provides, cause for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (1) has been convicted of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal, (2) has been found to have been guilty of willful misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by a court of competent jurisdiction, or (3) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation.

ARTICLE SIX

Prior to the Trigger Date, any action required or permitted to be taken at any annual meeting or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

ARTICLE SEVEN

Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the members of the Board serving at the time of such vote; provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation shall also be called by the Secretary of the Corporation at the request of the holders of a majority in voting power of the outstanding shares of Common Stock. The Board shall fix the date, time and place, if any, of such special meeting. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock, the stockholders of the Corporation shall not have the power to call or request a special meeting of stockholders of the Corporation. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled by the Board.

ARTICLE EIGHT

Except as otherwise provided in this Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal in any respect any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Corporation’s Bylaws by the Board shall require the approval of a majority of the members of the Board serving at the time of that vote. Prior to the Trigger Date, the stockholders who have the right to vote generally on the election of directors shall also have the power to adopt, amend or repeal the Bylaws of the Corporation by an affirmative vote of holders of more than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that the Bylaws of the Corporation shall not contain any provision inconsistent with this Certificate. On and after the Trigger Date, the stockholders who have the right to vote generally on the election of directors shall also have the power to adopt, amend or repeal the Bylaws of the Corporation by the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that the Bylaws of the Corporation shall not contain any provision inconsistent with this Certificate.

ARTICLE NINE

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action against the Corporation arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action against the Corporation or any director, officer, other employee or agent of the Corporation asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Corporation (as they shall be amended from time to time), shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in each case subject to such Court of Chancery (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Nine.

ARTICLE TEN

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Certificate, shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE ELEVEN

No contract or transaction between the Corporation and one or more of its directors, officers or stockholders or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors, officers or stockholders are directors, officers or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote generally on the election of directors, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE TWELVE

The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall inure to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Twelve is in effect. Any repeal or amendment of this Article Twelve shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Twelve. Such right shall include the right to be paid by the Corporation expenses (including without limitation attorneys’ fees) actually and reasonably incurred by him in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor any actual determination by the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advance is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

ARTICLE THIRTEEN

13.1 To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest in or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to either of Archer or any Quintana Fund or any of their respective affiliates or any of their respective agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Corporation and its subsidiaries), including any director or officer of the Corporation who is also an agent, stockholder, member, partner, director, officer, employee, affiliate or subsidiary of either Archer or any Quintana Fund (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the

Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries, unless, in the case of a person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation.

13.2 Neither the amendment nor repeal of this Article Thirteen, nor the adoption of any provision of this Certificate or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate, reduce or otherwise adversely effect any right or protection of any person granted pursuant hereto, existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

13.3 If any provision or provisions of this Article Thirteen shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Thirteen (including, without limitation, each portion of any paragraph of this Article Thirteen containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Thirteen (including, without limitation), each such portion of any paragraph of this Article Thirteen containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by applicable law.

ARTICLE FOURTEEN

14.1 Section 203 of the DGCL. The Corporation shall not be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto.

14.2 Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Certificate, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(a) prior to such time, the Board approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

(b) at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding shares of each class of capital stock of the Corporation that are not owned by such Interested Stockholder.

14.3 Definitions. For purposes of this Article Fourteen, the following terms have the following definitions:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(b) “Associate” when used to indicate a relationship with any Person, means, (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation, (ii) any trust or other estate in which such Person has at least 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c) “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

(d) “Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise.

(e) “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the owner of 15% or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article Fourteen to the contrary, the term “Interested Stockholder” shall not include: (x) any Principal Stockholder or (y) any Person who acquires voting stock of the Corporation directly or indirectly from any Principal Stockholder or any of their respective Affiliates, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.

(f) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

ARTICLE FIFTEEN

The Corporation reserves the right, subject to any express provisions or restrictions contained in this Certificate or the Bylaws of the Corporation, from time to time, to amend, alter, change, or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by applicable laws, and all rights conferred upon stockholders in this Certificate or any amendment hereof are granted subject to this reservation; provided, however, that (A) prior to the Trigger Date, an affirmative vote of holders of more than 50% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class, or (B) on and after the Trigger Date, the affirmative vote of holders of not less than 66 2/3% in voting power of the then-outstanding shares of stock entitled to vote thereon, voting together as a single class shall be required to alter, amend or repeal Articles Three, Five, Six, Seven, Eight, Nine, Ten, Eleven, Twelve, Thirteen, Fourteen, or Fifteen or to adopt any provision inconsistent with such Article.

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The undersigned, being the duly elected Chief Executive Officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation, does make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and the facts stated in this Certificate are true, and accordingly has hereunto executed this Certificate as a duly authorized officer of the Corporation this 12th day of February, 2018.

/s/ D. Rogers Herndon
D. Rogers Herndon
Chief Executive Officer, President and Director

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION